Exhibit 1

CBI USA, Inc.

교환사채 인수계약서

Exchangeable Bond Purchase Agreement

발행회사

Issuer

CBI USA, Inc.

인수인

Subscriber

대한그린파워 주식회사

Daehan Green Power Corporation

2023. 2. 22.

교환사채 인수계약서

Exchangeable Bond Purchase Agreement

CBI USA, Inc.(이하 “발행회사”라 한다)는 2023년 2월 22일에 개최한 이사회 결의에 의거하여 2023년 2월 22일 발행하는 제1회 무기명식 이권부 무보증 사모 교환사채(이하 “본 사채”라 한다)에 관하여 대한그린파워 주식회사(이하 “인수인” 또는 “사채권자”라 한다)를 인수인으로 하며 아래와 같이 인수계약(이하 본 계약이라 한다)을 체결한다.

CBI USA, Inc. (the “Issuer”) is entering into the following Exchangeable Bond Purchase Agreement (the “Agreement”) with Daehan Green Power Corporation (the “Purchaser” or the “Bondholder”), whereby the Issuer is issuing to the Purchaser the 1st Bearer-type Interest Unsecured Private Equity Exchangeable Bond (hereinafter referred to as the “Bond”) on February 22, 2023, in accordance with the resolution of the board of directors of the Issuer on February 22, 2023.

제1조 계약의 목적

Article 1. Purpose of the Agreement

본 계약은 발행회사가 발행하는 본 사채를 인수인이 인수함에 있어 발행회사와 인수인 사이에 발생하는 권리와 의무를 확정시키는데 그 목적이 있다.

The purpose of this Agreement is to establish the rights and obligations between the parties where the Purchaser is subscribing the Bond issued by the Issuer.

제2조 사채의 인수

Article 2. Purchase of the Bond

(1)	발행회사는 2023년 2월 22일 본 계약에서 정하는 바에 따라 무보증 사모 교환사채 권면총액 금오백사십사만불정(＄5,440,000)을 발행한다.

On February 22, 2023, the Issuer shall issue an unsecured privately placed exchangeable bond with a total value of five hundred and forty-four million dollars ($5,440,000) as provided in this Agreement.

(2)	사채권자는 본 계약에서 정하는 바에 따라 아래와 같이 본 사채를 인수한다.

The Bondholder shall purchase the bonds as set forth in this Agreement.

인 수 인 Purchaser	인 수 금 액 Purchase Amount (사채의 권면총액 기준) (Bond Face Value)
대한그린파워 주식회사 Daehan Green Power Corporation	$	금오백사십사만불정 5,440,000

총 계 Total	$	금오백사십사만불정 5,440,000

(3)	사채권자는 본 계약 체결 후 본 사채의 인수를 청약하고, 납입기일에 인수대금을 전액 납입하여 인수하기로 한다.

The Bondholder shall subscribe for the purchase of the Bond after entering into this Agreement, and shall pay the purchase price in full on the due date to purchase the Bond.

제3조 사채의 발행 조건

Article 3. Terms of Bond Issuance

발행회사가 발행하는 본 사채의 발행조건은 다음 각 항과 같다.

The terms of the Bond issued by the Issuer are as follows:

1. 회사의 상호 : CBI USA, Inc.

Name of Issuer : CBI USA, Inc.

2. 사채의 명칭 : CBI USA, Inc. 제1회 무기명식 이권부 무보증 사모 교환사채

Name of Bond : CBI USA, Inc. 1st Bearer-type Interest Unsecured Private Equity Exchangeable Bond

3. 사채의 종류 : 무기명식 이권부 무보증 사모 교환사채

Type of Bond : Bearer-type Interest Unsecured Private Equity Exchangeable Bond

4. 사채의 발행(권면)총액 : 금오백사십사만불정(＄5,440,000)

Total Amount of Bond : $5,440,000

5. 사채의 발행가액 : 사채 권면총액의 100%

Issuance Amount of Bond : 100% of total amount of bond

6. 사채의 권면금액과 수 : 금오백사십사만불권 1매

Amount and Volume of Bond : 1 unit of $5,440,000

7. 사채의 전매 및 분할, 병합 금지 : 본 사채는 발행회사의 동의없이 제3자에게 전매될 수 없으며, 1년간 그 분할 및 합병을 인정하지 아니한다.

Prohibition on Resale, Division or Consolidation of Bond : The Bond may not be resold to a third party without the consent of the Issuer, and for one year any division or consolidation thereof is not permitted.

8. 사채의 인수계약 체결일 : 2023년 2월 22일

Date of Execution of Bond Purchase Agreement : February 22, 2023

9. 사채의 납입일 : 2023년 2월 22일

Date of Payment for Bond : February 22, 2023

10. 사채의 발행일 : 2023년 2월 22일

Date of Issuance of Bond : February 22, 2023

11. 사채의 만기일 : 2025년 2월 22일

Date of Maturity of Bond : February 22, 2025

12. 사채 인수대금의 납입 장소 : 발행회사와 인수인이 지정하는 장소

Place of Payment of Purchase Amount of Bond : Place designated by the Issuer and the Purchaser

13. 사채의 원금상환 및 이자 지급 장소 : 발행회사와 인수인이 지정하는 장소

Place of Principal Redemption and Interest Payment of Bond : Place designated by the Issuer and the Purchaser

14. 사채의 이율 : 본 사채의 발행일로부터 상환기일 전일까지 각 사채 권면 총액에 대하여 표면금리 연 0%, 만기수익률은 연복리 5%로 한다.

Interest Rate of Bond : From the issuance date of the bond to the day before the redemption date, the coupon rate is 0% per annum and the yield to maturity is 5% per annum.

15. 사채의 상환방법과 기한 : 만기까지 보유하고 있는 본 사채의 원금에 대하여는 만기일인 2025년 2월 22일에 사채원금의 전액을 일시에 상환한다. 단 상환기일이 은행영업일이 아닌 경우에는 그 다음 영업일에 상환하고 원금 상환기일 이후의 이자는 계산하지 아니한다.

Redemption Method and Duration : With respect to the principal amount of the bond held until maturity, the full amount of the bond principal shall be repaid at once on February 22, 2025, the maturity date. However, if the redemption date is not a bank business day, redemption shall be made on the following business day, where interest is not calculated after the principal redemption date.

16. 조기상환청구권(Put Option)에 관한 사항 : 본 사채의 사채권자는 본 사채의 발행일로부터 1년이 되는 2024년 2월 22일 및 이후 매 3개월에 해당되는 날에 본 사채의 권면금액에 조기상환수익률을 가산한 금액의 전부에 대하여 만기 전 조기상환을 청구할 수 있다. 단 조기상환지급일이 은행 영업일이 아닌 경우에는 그 다음 영업일에 상환하고 조기상환지급일 이후의 이자는 계산하지 아니한다.

Early Redemption Claim (Put Option) : The Bondholder may request before maturity for the total amount corresponding to the principal amount plus the early redemption yield, starting from one year of the issue date of the Bond, or February 22, 2024, and every three months thereafter. However, if the early redemption payment date is not a bank business day, redemption is made on the following business day, and interest is not calculated after the early redemption payment date.

(1)	조기상환 청구금액 : 권면총액의 100%

Early Redemption Claim Amount : 100% of total amount

(2)	조기상환 청구기간 : 사채권자는 조기상환지급일 1개월전까지 발행회사에게 서면통지로 조기상환 청구를 하여야 한다.

Early Redemption Claim Period : The Bondholder must submit a request for early redemption in writing to the Issuer by one month prior to the early redemption payment date.

17. 연체이자 : 발행회사가 지급기일에 지급할 금액을 지급하지 아니한 경우, 발행회사는 그 지급기일의 다음 날부터 실제 지급하는 날까지 해당 지급할 금액에 대하여 연 19%의 비율에 의한 연체이율을 적용하여 산정한 연체이자를 함께 지급하여야 한다.

Overdue Interest : If the Issuer fails to pay the amount to be paid on the payment due date, the Issuer shall apply the overdue interest rate at the rate of 19% per annum to the amount to be paid from the day following the payment due date to the actual payment date.

18. 발행회사의 기한의 이익 상실 이유

Events of Default

(1)

발행회사에 대하여 다음 각호의 1에 해당하는 사유(이하 기한이익의 상실 사유)가 발생한 경우 발행회사는 즉시 사채권자에게 이를 통지하여야 한다. 제4)호, 제5)호 또는 제7)호의 사유가 발생한 경우 본건 교환사채는 즉시 기한의 이익을 상실하고, 그 외의 사유가 발생한 경우 해당 사유 발생일로부터 10 영업일 내에 해당사유가 치유되지 아니한 때에는 사채권자는 언제든지 발행회사에 대한 서면 통지로써 본건 교환사채에 관한 기한의 이익을 상실시킬 수 있다. 이하 교환사채 인수계약서라 함은 발행회사의 본건 교환사채 발행을 위하여 체결된 2023년 2월 22일자 교환사채 인수계약서를 말한다.

In the event that any of the following causes (each hereinafter referred to as the “Cause for Default”) occurs with respect to the Issuer, the Issuer shall immediately notify the Bondholder. In the case of occurrence of the causes in subparagraph 4), subparagraph 5) or subparagraph 7), the Bond is immediately in default; in the case of occurrence of all other causes, if it is not cured within 10 business days from the date of occurrence, the Bondholder may at any time forfeit the benefit of the period pertaining to the Bond by sending a written notice to the Issuer:

1)	발행회사가 교환사채 인수계약서에 따른 본건 교환사채의 원금 기타 사채의 조건에 따라 지급할 금액의 지급의무를 불이행하는 경우

When the Issuer fails to fulfill its obligation to pay the principal amount of the Bond or other amounts to be paid according to the terms of this Agreement;

2)	발행회사가 교환사채 인수계약서의 진술 및 보장 사항을 위반한 경우

When the Issuer breaches any representations and warranties set forth in this Agreement;

3)	발행회사가 교환사채 인수계약서상 기타 준수사항 또는 의무를 위반한 경우

When the Issuer breaches any covenants or obligations set forth in this Agreement;

4)	발행회사에 대하여 발행한 어음, 수표의 지급정지 또는 어음교환소의 거래정지 처분이 내려진 경우

When payment of bills and checks issued by the Issuer is suspended or transactions by the clearing house is suspended against the Issuer;

5)	발행회사가 파산 또는 회생절차의 개시신청을 하거나, 제3자로부터 이러한 절차의 개시신청이 이루어진 경우

When the Issuer files an application for initiation of bankruptcy or rehabilitation procedures, or an application for initiation of such procedures is made by a third party;

6)	발행회사가 본건 교환사채 이외의 다른 채무를 불이행하여 그 기한의 이익을 상실하거나 강제집행이 개시될 수 있는 상황이 된 경우

When the Issuer defaults on its obligations other than the Bond, resulting in default in which compulsory execution may commence;

7)	발행회사에 대하여 법원의 해산명령 도는 해산판결이 있거나, 발행회사의 해산경의, 영업전부의 폐업 또는 휴업, 영업정지 기타 이와 유사한 사유가 발생한 경우

A court dissolution order or dissolution judgment against the Issuer, dissolution of the Issuer, closure or suspension of all business, suspension of operations, or other similar causes;

8)	발행회사의 중요한 자산에 대하여 압류, 가압류, 가처분 기타 강제집행 또는 보전처분이 내려진 후 14일 이내에 이를 실효시키지 못한 경우

If seizure, provisional seizure, provisional disposition or other compulsory execution disposition or preservation disposition for important assets of the Issuer has not been followed within 14 days;

9)	발행회사가 사업을 중단, 포기하거나 영업이 3개월 이상 중단된 경우

When the Issuer suspends or abandons its business or its operation is suspended for more than three months;

10)	발행회사의 경영에 중대한 악영향을 미칠 상황이 발생하여 발행회사가 정상적으로 영업을 계속하거나 채무를 이행할 능력이 없다고 인정되는 경우

When the Issuer is deemed incapable of continuing its operations or fulfilling its debts due to a material adverse impact on the management of the Issuer;

11)	발행회사의 자산과 부채의 장부가격이 실제가격과 현저한 차이가 있는 것이 발견된 경우

When it is found that the book value of the Issuer’s assets and liabilities is significantly different from the market value; or

12)	사채권자 사전 서면동의를 받지 아니하고 발행회사의 주요주주(자본시장과 금융투자업에 관한 법률 시행령 제2조 제5호에 따른 주요주주를 의미함)의 변동이 있거나 경영권의 실질적인 주체가 변경된 경우

A change in the major shareholder of the Issuer (referring to a major shareholder pursuant to Article 2, Subparagraph 5 of the Enforcement Decree under the Financial Investment Services and Capital Markets Act) without prior written consent from the Bondholder, or a change in management control.

(2)	본건 교환사채에 관한 기한의 이익이 상실된 경우, 발행회사는 사채권자에게 본건교환사채의 미상환 원금의 100%에 해당하는 금액 및 그에 대하여 본건 교환사채의 발행일(당일 포함)로부터 기한의 이익이 상실된 날(이하 기한이익 상실일)(당일 제외)까지 만기보장수익률로 계산한 이자를 기한이익 상실일에 지급하여야 한다.

In the event of default, the Issuer shall pay the Bondholder with an amount equivalent to 100% of the unredeemed principal of the Bond and the interest calculated by the guaranteed yield to maturity from the date of issuance (including the same day) to the date of default (excluding the same day) (“Default Date”) on the Default Date.

19. 사채의 반환 : 발행회사는 본 사채에 관한 원리금지급의무를 모두 이행하기 전까지는 사채권자에 대하여 본 사채의 반환을 청구할 수 없다.

Return of Bond : The Issuer shall not request the return of the Bond from the Bondholder until the obligation to pay the principal and interest on the Bond has been fully satisfied.

20. 사채의 교환에 관한 사항

Exchange of Bond

(1)	교환대상주식 : CBI USA INC 소유의 엑시큐어(나스닥 XCUR) 보통주 3,400,000 주(주당 USD1.6)

Stocks to be Exchanged : 3,400,000 shares of Common Stock of Exicure (Nasdaq: XCUR) owned by CBI USA INC (USD 1.6 per share)

(2)	교환청구기간 : 본건 교환사채 발행일로부터 3개월이 경과한 날부터 만기일로부터 5영업일 전까지(이하 교환청구기간)

Exchange Request Period : From the date three months have elapsed from the date of issuance of the exchangeable bond to five business days prior to the maturity date (the “Exchange Request Period”)

(3)	교환절차

Exchange Procedures

1)	본건 교환사채의 사채권자가 교환권을 행사하고자 하는 경우에는 발행회사에 서면으로 교환청구서를 제출하여야 한다.

If the Bondholder of the Bond intends to exercise the exchange right, it must submit a request for exchange in writing to the Issuer.

2)	본건 교환사채의 교환청구서와 관련 서류 일체를 제출한 날(이하 교환청구일)에 교환청구의 효력이 발생하여 해당 사채는 교환청구 된 교환대상주식으로 교환되고, 교환대상주식은 보호예수 해제일에 즉시 교부되며, 교환청구가 이자지급기간의 중간에 이루어지는 경우 당해 이자지급기간과 관련한 해당 사채의 이자에 대한 권리는 소멸한다.

3)

The request for exchange shall take effect on the date when the request for exchange in writing and all related documents are submitted (the “Exchange Request Date), and the Bond shall be exchanged for the Stocks to be Exchanged and the Stocks to be Exchanged shall be delivered immediately on the date of release of lock up. If the request for exchange is made in the middle of an interest payment period, the right to interest on the Bond related to that interest payment period shall expire.

제4조 인수시기 및 인수대금 납입

Article 4. Time of Purchase and Payment of Purchase Price

사채권자가 인수할 본 사채의 인수시기는 납입기일인 2023년 2월 22일로 하며, 같은 날 사채권자는 본 사채의 인수대금을 아래 계좌로 납입완료 하여야 한다.

The time of purchase of the Bond to be purchased by the Bondholder shall be February 22, 2023, the payment date, and the Bondholder must complete the transfer of payment of the purchase price of the Bond to the account below on the same day.

•	은행명 : Bank of America

•	계좌번호 : 138129303770

•	예금주 : CBI USA INC

제5조 비밀유지

Article 5. Confidentiality

각 당사자는, 관계 법령 또는 법원의 결정/명령에 따라 정보의 공개가 필요하거나 기 공개된 경우를 제외하고, 본 계약의 체결 및 본 계약의 내용을 제3자에게 공개하거나 누설하여서는 안된다.

Each party shall not disclose or reveal the execution of this Agreement or the contents of this Agreement to a third party, except where disclosure of information is required by relevant laws or court decisions/orders or has already been disclosed.

제6조 분쟁해결

Article 6. Dispute Resolution

본 계약의 체결, 이행 또는 본 계약의 위반과 관련한 분쟁에 대하여는 서울중앙지방법원을 관할법원으로 한다.

The Seoul Central District Court shall have jurisdiction over disputes related to the execution, performance or violation of this Agreement.

제7조 기타

Article 7. Miscellaneous

(1)	완전 합의. 본 계약은 본 계약의 주제에 관하여 당사자들의 완전 합의를 구성하며, 본 계약에 정해진 사항을 제외한 구두 또는 서면의 명시적인 또는 암시적인 약속, 조건 또는 의무는 존재하지 않는다.

Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, conditions or obligations, express or implied, oral or written, except as provided herein.

(2)	변경. 본 계약의 변경은 각 당사자가 서명한 서면으로만 이루어질 수 있다.

Amendments. This Agreement may be modified only with the written consent of both parties.

(3)

가분성. 본 계약 중 어느 조항(문장, 문구 또는 그 일부를 포함하여)이 어느 면에서든 불법, 무효 또는 집행불능으로 되는 경우, 나머지 조항들은 당사자들의 의도에 따라서 합리적으로 계속 의미를 가지게 되는 한 계속 유효하다. 그와 같이 불법, 무효 또는 집행불능으로 된 조항은 당사자들이 추가 조치를 하지 않더라도 동일한 효력과 집행가능성을 부여하는 범위 내에서 변경, 제한된 것으로 간주된다.

Severability. In case any or more of the provision of this Agreement (including any clause, phrase or part thereof) is held to be illegal, invalid or unenforceable in any respect, all other provisions shall remain in effect as long as they reasonably continue to have their meaning in accordance with the intent of the parties. Provisions thus rendered illegal, invalid or unenforceable shall be deemed modified or restricted to the extent that they give the same effect and enforceability without further action by the parties.

(4)	포기. 일방 당사자가 본 계약에 따른 권리를 행사하지 않거나 행사를 지연하거나, 동 권리를 일회 또는 일부 행사하더라도 동 권리를 추후 행사할 수 있는 권리는 배제되지 않는다.

Waivers. Failure by either party to exercise or delay the exercise of any right under this Agreement, or the single or partial exercise of such right, shall not waive or preclude any right to exercise any right thereafter.

(5)	권리 의무의 양도. 발행회사는 투자자의 사전 서면동의 없이 본 계약에 관한 권리 의무를 제3자에게 양도하지 못하고, 인수자는 발행회사 역시 사전 서면동의 없이 본건 교환사채를 제3자에게 양도할 수 없다.

Assignment of Rights and Obligations. The Issuer shall not transfer its rights and obligations under this Agreement to a third party without the prior written consent of the Investor [sic], and the Purchaser shall not transfer the exchangeable bonds to a third party without the prior written consent of the Issuer.

(6)	계약의 해석. 본 계약에 규정하지 아니한 사항 또는 본 계약의 해석에 관하여 당사자간에 이의가 발생한 경우에는 상법 등 관련 법령의 규정 및 상관례에 의한다. 또한, 본 계약과 관련된 모든 효력은 향후 본 전환사채의 소지자에게도 동일하게 적용된다.

Interpretation. In the event of a dispute between the parties regarding matters not specified in this Agreement or the interpretation of this Agreement, the provisions of related laws such as the Commercial Act and commercial practices shall prevail. In addition, all effects in connection with this Agreement shall apply equally to the holders of these convertible [sic] bonds in the future.

이상의 내용을 증명하기 위하여 본 계약을 체결하고 계약서 2부를 작성하여 인수인과 발행회사가 각각 기명 또는 서명날인 한 후 각 당사자가 1부씩 보관하기로 한다.

In order to prove the above, the Purchaser and the Issuer have executed this Agreement and have prepared two copies, each party to keep one copy.

2023년 2월 22일

발행회사

ISSUER

CBI USA, Inc.

3000 Western Ave #400, Seattle, WA 98121 USA

OH KYUNG WON (인)

인수인

PURCHASER

대한그린파워 주식회사

Daehan Green Power Corporation

전라남도 영광군 영광읍 그린테크로 23

23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do

대표이사 오 경 원 (인)

OH KYUNG WON, CEO